SunTrust

News Release

Contact: *Media*
Sue Mallino
sue.mallino@suntrust.com

Investors
Ankur Vyas
ankur.vyas@suntrust.com

Linnie Haynesworth appointed to SunTrust Board of Directors

ATLANTA (October 9, 2019) – SunTrust Banks, Inc. (NYSE: STI) Chairman and Chief Executive Officer William H. Rogers, Jr. today announced that Linnie Haynesworth has been appointed to the SunTrust Board of Directors. Following the proposed merger with BB&T Corporation, she will continue on the Truist Board of Directors for the new combined company.

"Linnie Haynesworth has deep background in cyber security, enterprise strategy, large complex system development and disruptive technology integration," said Rogers. "We are pleased to welcome her and are confident that she will bring valuable strengths and insights to our Board as we build a premier financial institution with distinctive technology and client experiences."

Earlier this year, Haynesworth retired as sector vice president and general manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman's Mission Systems sector. She previously served as sector vice president and general manager of the ISR division within the former Information Systems sector, as well as held a similar position in the Federal and Defense Technologies Division. Before joining Information Systems, she was vice president for aerospace products with the Aerospace Systems sector, and served as program manager for its Defense Weather Satellite System. Previously, she led the former Space Technology sector's supply chain organization. Haynesworth holds a bachelor's degree in Electrical Engineering from the University of Southern California.

About SunTrust Banks, Inc.

SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of June 30, 2019, SunTrust had total assets of $222 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.

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Editor's Note: Photo attached.

